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                                                                    Exhibit 99.1

For more information, contact:

Rob Bateman, Chief Financial Officer
Applied Microsystems Corporation
425.882.5683
robb@amc.com

                Applied Microsystems Announces Intent to Acquire
                            REBA Technologies, Inc.
                      Technology and Intellectual Property
                       Would Enable Entry Into New Markets

Redmond, WA -- Wednesday, April 24, 2002 -- Applied Microsystems Corp. (NASDAQ:
APMC) today announced that it has entered into a non-binding letter of intent to acquire REBA Technologies, Inc - an Austin, TX-based start-up company. REBA is focused on developing technology to enhance the operation of server farms for enterprises, Application Server Providers and Network Service Providers. The consideration for the proposed acquisition consists of 350,000 shares of Applied Microsystems' common stock plus a $200,000 non-interest-bearing note due two years after the closing date. Applied would not acquire any personnel in the transaction, and the proposed transaction remains subject to the completion of due diligence and definitive documentation.

"The emergence of new fabric-based interconnect technologies such as InfiniBand is widely expected to enable a new generation of server farms that respond much more dynamically and efficiently to client requests," noted Stephen J. Verleye, President and CEO of Applied. "A combination of disruptive technologies is coming together that will have a dramatic impact on the data center, and we believe the proposed acquisition of REBA and its patent-pending technologies will offer Applied an opportunity to develop products for the server cluster market that leverage these changes."

                                    - more -

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The controlling shareholder of REBA Technologies is Lary L. Evans, who is also on the Board of Directors of Applied Microsystems. Mr. Evans has extensive experience in the server market, having retired in 1998 from Dell Computer Corporation as VP and General Manager of Dell's server business, and having previously worked in various management capacities at Sequent Computer Systems and Tandem Computers Incorporated. "I welcome the opportunity to work even more closely with Applied management as we seek to open new doors of opportunity by developing products and services for the server market," stated Mr. Evans. Applied's executive team also includes experience in the server market. Mr. Verleye, as well as Mark C. Budzinski, the Company's VP of Sales and Marketing, previously served in various capacities at Sequent.

Applied Microsystems has a 23-year track record as a leading developer of tools and technology for embedded systems. Increasingly, embedded systems technology is at the core of new capabilities in the commercial communications and computing markets - in applications such as storage area networks, networking appliances, communications and networking equipment. While Applied has historically been a developer of tools for use by embedded systems developers, the proposed REBA acquisition would represent an expansion into development of hardware and software products aimed at end-user markets - specifically, corporate data centers.

The company can be reached at P.O. Box 97002, Redmond, WA 98073-9702; by phone at 800-426-3925; or by e-mail at info@amc.com. Visit Applied on the Web at www.amc.com.

     Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These factors include, without limitation, the ability of the Company to complete the proposed acquisition of REBA Technologies on negotiated terms favorable to the Company, the ability of the Company to integrate the technology of REBA into its development plans, the ability of the Company to successfully develop hardware and software to be used in markets such as enterprise server farms and internetworking equipment using intellectual property acquired in the proposed transaction, market acceptance for planned products and services, relationships with third parties, sufficient availability and retention of qualified personnel, ability of the Company to maintain/improve gross margins and operating margins on it existing products and service while shifting its research and development focus to include hardware and software aimed at end-user markets, the overall economic climate of the businesses and geographies in which the Company operates, availability of sufficient resources, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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